Exhibit 99.1

FOR IMMEDIATE RELEASE

Prima Energy Corporation Agrees to Be Acquired
by Petro-Canada for $39.50 per Share

DENVER, June 9, 2004 /PRNewswire-FirstCall/ — Prima Energy Corporation (NASDAQ: PENG) announced today that it has agreed to be acquired by a wholly-owned subsidiary of Petro-Canada (NYSE: PCZ; TSX: PCA) for $39.50 per share in cash through a tender offer. Total consideration for the transaction is approximately $534 million. The Boards of Directors of both companies have unanimously approved this transaction and Prima shareholders owning approximately 21% of the common stock have agreed to tender their shares pursuant to the offer.

Prima’s Chairman, CEO and President, Richard H. Lewis, stated, “Our Board of Directors and management team believe that this offer represents an attractive opportunity for Prima’s shareholders to realize fair value for the Company’s proven and potential resource base. Further, we are pleased that many of the employees responsible for Prima’s successful growth over the past two decades are expected to be part of Petro-Canada’s plans for future growth of its operations in the United States.”

Under the terms of the merger agreement, the all-cash transaction is structured as a first step tender offer for all of the common shares of Prima Energy Corporation at $39.50 per share, followed by a cash merger to acquire for $39.50 per share any shares of Prima that remain outstanding after the closing of the tender offer. Petro-Canada has agreed to commence the tender offer within the next 10 business days. Closing of the tender offer is subject to customary closing conditions, including the valid tender of at least a majority of the outstanding shares of common stock and regulatory approvals. A vote of Prima’s stockholders will be required only if less than 90% of its shares are tendered into the Petro-Canada offer.

Additional details regarding the tender offer and the transaction will be disclosed in tender offer documents which will be filed concurrently with commencement of the tender offer.

Financial advisory services regarding this transaction were provided to Prima by Goldman, Sachs & Co. and Waterous & Co., and Goldman, Sachs & Co. rendered a fairness opinion to Prima relating to the transaction.

Prima is a Denver-based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company’s current activities are principally conducted in the Rocky Mountain region of the United States.

With an enterprise value of approximately US$12 billion, Petro-Canada is one of Canada’s largest oil and gas companies, operating in both the upstream and downstream sectors of the industry in Canada and internationally.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Prima Energy Corporation. The tender offer will be made solely by an Offer to Purchase and related Letter of Transmittal to be disseminated to the stockholders upon the commencement of the tender offer. Prima Energy Corporation stockholders are advised to read the Offer to Purchase on Schedule TO and the Solicitation/Recommendation of the Board of Directors of Prima Energy Corporation on Schedule 14D-9, each of which will be filed with the Securities and Exchange Commission, when they are available because they will contain important information. The Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the Securities and Exchange Commission will be made available to stockholders of Prima Energy Corporation at no expense to them. These documents will also be available without charge at the Securities and Exchange Commission’s website at www.sec.gov.

NASDAQ Symbol: PENG

Contacts:	Richard H. Lewis, President and Chief Executive Officer
Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com